EXHIBIT 4.3

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 31, 2013, by and among Gray Television, Inc., a Georgia corporation (the “Company”), each of Yellowstone Television, LLC and Yellowstone LicenseCo LLC, Delaware limited liability companies and subsidiaries of the Company (together, the “New Guarantors”), and U.S. Bank National Association, a national association under the laws of the United States, as trustee (the “Trustee”) under the Indenture (defined below).

WITNESSETH:

WHEREAS, the Company, certain Subsidiary Guarantors (as defined in the Base Indenture (defined below)) and the Trustee are party to an Indenture (the “Base Indenture”), dated as of October 9, 2012, providing for the issuance of an aggregate principal amount of $300,000,000 7½% Senior Notes due 2020 of the Company (the “Original Notes”);

WHEREAS, the Company, certain Subsidiary Guarantors and the Trustee are party to a Supplemental Indenture (together with the Base Indenture, the “Indenture”), dated as of October 18, 2013, providing for the issuance of an additional aggregate principal amount of $375,000,000 7½% Senior Notes due 2020 of the Company (together with the Original Notes, the “Notes”);

WHEREAS, Section 4.17 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Company’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the New Guarantors are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Company and the New Guarantors have duly authorized the execution and delivery of this Supplemental Indenture and all things necessary to make this Supplemental Indenture when executed by each of them a valid and binding agreement of the Company, the Subsidiary Guarantors and the New Guarantors have been done and performed;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.     Agreement to Guarantee. The New Guarantors hereby agree, jointly and severally with the Subsidiary Guarantors, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

2.     Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

3.     GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.     Trustee’s Assumption; Trustee Makes No Representation. The Trustee assumes no duties, responsibilities or liabilities under this Supplemental Indenture other than as set forth in the Indenture. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5.     Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.     Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

YELLOWSTONE TELEVISION, LLC

By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Authorized Officer

YELLOWSTONE LICENSECO LLC

By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Authorized Officer

GRAY TELEVISION, INC.

By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Authorized Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jack Ellerin
	Name:	Jack Ellerin
	Title:	Vice President

[Signature Page to Supplemental Indenture]